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                                                                    EXHIBIT 15.2

Atmos Energy Corporation:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of TXU Gas Company and subsidiaries (TXU Gas) as of June 30, 2004 and March 31, 2004, and for the three and six-month periods ended June 30, 2004 and 2003, and the three-month periods ended March 31, 2004 and 2003, and have issued our reports thereon dated August 13, 2004 and May 14, 2004, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report dated May 14, 2004 which is included in Atmos Energy Corporation's Current Report on Form 8-K filed on July 7, 2004 and our report dated August 13, 2004 which is included in Atmos Energy Corporation's Current Report on Form 8-K filed on or about August 27, 2004, are incorporated by reference in this Registration Statement on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant with in the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
August 27, 2004